UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 3, 2009
REHABCARE GROUP, INC.
(Exact name of Company as specified in its charter)

Delaware	1-14655	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)
(800) 677-1238
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 3, 2009, RehabCare Group, Inc. (the “Company”), RehabCare Group East, Inc., RehabCare Hospital Holdings, L.L.C. (“Holdings”), RehabCare Merger Sub Corporation, a newly formed wholly-owned subsidiary of Holdings (“Merger Sub”), Triumph HealthCare Holdings, Inc. (“Triumph”) and TA Associates, Inc., in its capacity as the securityholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Merger Sub will merge with and into Triumph (the “Merger”), with Triumph surviving as a wholly-owned subsidiary of Holdings. The Company will pay Triumph’s stockholders, warrant holders and option holders (collectively, the “Sellers”) an aggregate purchase price of $570 million, less proceeds used to retire certain Triumph indebtedness, and subject to certain closing adjustments as provided in the Merger Agreement (the “Merger Consideration”). The parties intend that the Company will pay the full amount of the Merger Consideration in cash, to be funded through (i) a senior debt financing, (ii) an underwritten offering of common stock under its currently effective registration statement on Form S-3 on file with the Securities and Exchange Commission and (iii) cash on hand. In the event the Company is unable to pay the Merger Consideration entirely in cash, the Company will issue up to $125 million of preferred stock of the Company to certain Triumph stockholders (the “Backstop Investors”), pursuant to a Backstop Securities Agreement (the “Backstop Securities Agreement”), dated as of November 3, 2009, between the Company and the Backstop Investors.
     The completion of the Merger is subject to certain conditions, including, among others, (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (ii) the Company has received the senior debt financing proceeds, (iii) subject to certain materiality exceptions, the representations and warranties made by the Company and Triumph, respectively, are true and correct and (iv) the Company and Triumph are in compliance in all material respects with their respective Merger Agreement obligations.
     The Merger Agreement contains customary representations, warranties and covenants by the parties. At the closing of the Merger, the Company will pay $25 million of the Merger Consideration into two escrow accounts. The first escrow account, in the amount of $2.5 million, will be used to satisfy any obligation of the Sellers to pay net working capital and other purchase price adjustments. The second escrow account, in the amount of $22.5 million, will be the sole and exclusive remedy available to the Company if Triumph’s representations and warranties fail to be true and correct (subject to certain materiality exceptions) at the signing or the closing of the Merger, or if Triumph breaches any of its covenants or agreements pursuant to the Merger Agreement. Any amounts remaining in the indemnity escrow account 16 months after closing, other than amounts set aside for claims pending at such time, will be released to the Sellers. The Company’s indemnification claims are subject to a $2 million deductible.
     If all of the conditions to the obligations of the Company have been satisfied or waived (other than (i) the senior debt financing condition and (ii) the underwritten common stock offering condition), and the Company has not consummated the Merger by December 31, 2009, then the Merger Agreement may be terminated by Triumph, in which case the Company would be required to pay Triumph a termination fee of $20 million in cash.
     Pursuant to the terms of the Backstop Securities Agreement, if the Company issues its preferred stock in connection with the Merger, the Company will be required to pay a 5% commitment fee and a 5% support fee to the Backstop Investors. The Company would issue 10% Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) until the Series A Preferred Stock equals 19.99% of the Company’s voting power on an as-converted basis. Beyond that threshold, the Company would issue 11.5% Series B Non-Voting Redeemable Preferred Stock (“Series B Preferred Stock”). The Series A Preferred Stock holders would have the right at any time to convert their shares into the Company’s common stock at a price per share of common stock equal to $20.00 (subject to adjustment for stock splits and stock dividends). The Company would be required to redeem the Series A Preferred Stock and Series B Preferred Stock 180 days after the expiration of the initial term of the senior debt financing that the Company obtained in connection with the Merger. For so long as the holders of the Series A Preferred Stock and Series B Preferred Stock hold at least 15% of the Company’s voting power on an as-converted basis, they will have the right to appoint two members to the Company’s board of directors, and for so long as such holders hold at least 5% of the Company’s voting power on an as-converted basis, they will have the right to appoint one member to the Company’s board of directors. The Series A Preferred Stock holders would also have certain approval rights, including, but not limited to, approval of: (i) the Company’s payment of a cash dividend on its common stock; (ii) the Company’s entering into a change of control transaction (unless the Company redeems the Series A Preferred Stock and the Series B Preferred Stock prior to or in connection with the consummation of such transaction); (iii) the Company’s issuance of equity securities (subject to certain exceptions); (iv) the Company’s acquisition of assets for a purchase price in excess of $100 million; and (v) the Company’s incurrence of more than $25 million in new indebtedness unless the proceeds thereof are used to redeem the Series A Preferred Stock and Series B Preferred Stock.
     The foregoing description of the Merger Agreement and the Backstop Securities Agreement, and the transactions contemplated thereby, is not complete and is subject to and qualified in its entirety by reference to such agreements, copies of which are attached as exhibits hereto and the terms of which are incorporated herein by reference.
     The Merger Agreement and Backstop Securities Agreement have been included to provide investors and security holders with information regarding its terms. The agreements are not intended to provide any other financial information about the Company, Triumph or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the agreements were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the agreements; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in public disclosures by the Company.
Item 8.01 Other Events.
Financing Commitments
     On November 3, 2009, the Company received commitments from Bank of America, N.A., Royal Bank of Canada and BNP Paribas for approximately $625 million in senior debt financing, subject to, among other things, entering into definitive credit documentation contemporaneously with the closing of the Merger.
Item 9.01 Financial Statements and Exhibits.
Exhibits — See Exhibit Index

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 3, 2009

REHABCARE GROUP, INC.

By: /s/ Jay W. Shreiner
Name: Jay W. Shreiner
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint News Release of the Company and Triumph

99.2	Agreement and Plan of Merger, dated November 3, 2009, between the Company, RehabCare Group East, Inc., RehabCare Hospital Holdings, L.L.C., RehabCare Merger Sub Corporation, Triumph and TA Associates, Inc.

99.3	Form of Certificate of Incorporation

99.4	Form of Letter of Transmittal

99.5	Form of Escrow Agreement

99.6	Form of Opinion

99.7	Form of Letter of Resignation

99.8	Form of Option Surrender Agreement

99.9	Form of Warrant Surrender Agreement

99.10	Backstop Securities Agreement, between the Company and certain investors named therein, including the exhibits listed therein

99.11	Registration Rights Agreement, between the Company and certain investors named therein